PVAXX CORPORATION


To:	Maureen Bauer, SEC
From:	Jim Halliday, CFO
Re:	Auditor Independence
Date:	September 13, 2001

You have asked us to clarify our views in this matter and the role played by Roger Klein. Our SB-2 registration statement was originally filed in August 2000. Three amendments have been filed. Following each examination the S.E.C. has written lengthy comments letters, half of which have concerned accounting matters.

Time is of the essence in developing a successful new business. Any delay can be costly, for example it may allow the company's competitors to exploit the position. The time taken by the Commission to communicate its written comments has ranged from 38 to 56 days after the filing date. The company has dealt with the S.E.C.'s concerns by filing amendments, including the latest quarter's interim financial statements, appropriate changes to the narrative, and a written response to the comments. The time taken for this activity has ranged from 14 to 23 days after the date of the comments letter.

The company did not have a full time financial officer until I took up the role during April 2001. The need to quickly update our financial statements through December 31, 2000, for inclusion in the amendment to be filed after receipt of the January 29, 2001 letter, was viewed as an "emergency situation", particularly as almost 6 months had passed since the original filing. In order to expedite the production of these interim financial statements, Roger Klein, C.P.A., an independent contractor who is occasionally engaged by our former accountant, Dennis Bersch, C.P.A., was engaged to prepare these statements from our own financial records. We understand that, in these circumstances, Roger Klein's engagement is not viewed as a violation of the S.E.C.'s rules.

PVAXX CORPORATION

As a result of the concerns expressed by the S.E.C. regarding the quality of our accounting and financial statements, I investigated the situation. I discovered that there were significant errors in the reported results for the period to December 31,2000. For example, cost accruals were overstated by almost $400,000 and the financial statements did not take account of certain G.A.A.P. pronouncements. Consequently, the quality of work performed by Dennis Bersch, in his review of the financial statements prepared by Roger Klein, gave rise to serious concerns about his professional judgment and independence of thought. Again, the S.E.C. had cause to make adverse comments on the quality of our accounting, in its letter of April 9, 2001. In addition, the compilation of the U.K. financial statements for the company's research and development subsidiary, revealed errors and omissions in the group's U.S. financial statements for the period ended June 31,2000. This brought into question the quality of Dennis Bersch's audit procedures. It was for these reasons that we decided to dismiss Dennis Bersch. The fact that the bills from Bersch Accounting did not distinguish between fees for audit and fees for non-audit services, the reason for Henry Steven's statement, was merely incidental to our reasoning.

Signed:	Jim Halliday, FCA
		CFO